POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that Joanna Haigney constitutes and appoints Leslie K. Klenk, Michelle Heyman, and Carlyn Edgar and each of them to act severally as attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned in any and all capacities to execute Forms ID, 3, 4 and 5 regarding my investment activity in Rydex Capital Partners SPhinX Fund, and any amendments thereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, and its substitute or substitutes, may do or cause to be done by virtue hereof.



                                                              /s/ Joanna Haigney
                                                              ------------------
                                                              Joanna Haigney


Dated:  November 16, 2004